August 9, 2006                                            Robert Price
                                                          212-757-5600

                        PRICE COMMUNICATIONS CORPORATION
               REPORTS EARNINGS OF $0.10 FOR SECOND QUARTER 2006;
                         $0.16 FOR 1ST SIX MONTHS 2006

      Price Communications Corporation (NYSE:PR) announced today results for the quarter and six months ended June 30, 2006. The Company reported income from its partnership with Verizon of $8.6 million for the quarter ended June 30, 2006, and $17.1 million for the six months ended June 30, 2006.

      The following table presents selected unaudited financial data for the periods:


UNAUDITED                        THREE MONTHS ENDED          SIX MONTHS ENDED
                                     JUNE 30,                    JUNE 30,
---------------------------      ------------------          ------------------
                                                     (000's)
                                -----------------------------------------------
                                2006             2005          2006       2005
                                ----             ----          ----       ----

EARNINGS FROM PARTNERSHIP     $8,560           $8,436        $17,104    $16,857

OTHER INCOME, NET                948            1,278          2,210      2,240

NET INCOME                     5,409            4,279          9,146      8,277

NET INCOME PER SHARE (BASIC)   $0.10            $0.08          $0.16      $0.15

WEIGHTED AVERAGE SHARES       56,234           56,216         56,234     56,216
  OUTSTANDING

      On August 15, 2002 Price Communications Corporation completed its transaction with Verizon, under which the cellular telephone assets of its Price Communications Wireless subsidiary were exchanged for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will be exchanged in August 2006 into the common stock of Verizon Communications, Inc. The shareholders of the Company have voted to dissolve the Company in August 2007.

      Price Communications Corporation is a New York based corporation and trades on the NYSE. The NYSE has informed the Company that it will suspend trading in the Company's stock prior to opening on August 28, 2006 due to the Company's pending dissolution. It also trades on the Chicago Stock Exchange (symbol: PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges.

      THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING INFORMATION INVOLVES RISKS AND UNCERTAINTIES THAT COULD SIGNIFICANTLY AFFECT EXPECTED RESULTS. THESE RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S SEC FILINGS, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S ANNUAL REPORT ON FORM 10-K.